Exhibit (h)(58)

[SEAFARER LETTERHEAD]

December 13, 2011

Mr. Edmund J. Burke, Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Seafarer Fund (the “Fund”), a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of Seafarer Capital Partners, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees”,“Other Expenses,” and Administrative and Shareholder Servicing Fees that it is entitled to receive from the Fund.

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), exceed 1.60% for Investor Class shares and 1.45% for Institutional Class shares, respectively, of the average daily net assets, the Adviser shall reimburse the Fund (or class as applicable) by the amount of such excess, subject to recapture as described below. Such reimbursement may include waiving all or a portion of the Adviser’s Management Fee. The reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such reimbursements for the Fund are effective as of the date of this letter and shall continue at least through August 31, 2013.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has reimbursed through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement. Notwithstanding the foregoing, the Fund will not be obligated to pay any such fees and expenses more than three years after the end of the fiscal year in which the fees or expenses were reimbursed.

SEAFARER CAPITAL PARTNERS, LLC

By:	/s/ Andrew T. Foster
Name:	Andrew Foster
Title:	Chief Executive Officer, Managing Member

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST

On Behalf of the Fund

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Treasurer

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